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                                                                      EXHIBIT 11

                MATTHEWS STUDIO EQUIPMENT GROUP AND SUBSIDIARIES
          Computation of Primary and Fully Diluted Per Share Earnings
                                  (Unaudited)
                    ($ in thousands, except per share data)

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                                                           Three Months Ended     Nine Months Ended
                                                                June 30,               June 30,
                                                                  1997                   1997
                                                           ------------------     -----------------
PRIMARY PER SHARE EARNINGS:
Weighted average shares outstanding.....................         10,527                  10,398
Net effect of dilutive stock options and warrants.......          2,030                   2,056
                                                                -------                 -------
Total...................................................         12,557                  12,454
Net income..............................................        $   324                 $ 1,214
Reduction in interest expense resulting from the
 assumed exercise of stock options and warrants to
 purchase common stock and the assumed reduction
 of outstanding notes payable, net of income taxes......             52                     205
                                                                -------                 -------
Net income, as adjusted.................................        $   376                 $ 1,419
                                                                =======                 =======
Per Share amount........................................        $  0.03                 $  0.11
                                                                =======                 =======
FULLY DILUTED PER SHARE EARNINGS:
Weighted average shares outstanding.....................         10,527                  10,398
Net effect of dilutive stock options and warrants.......          2,030                   2,056
                                                                -------                 -------
Total...................................................         12,557                  12,454
Net income..............................................        $   324                 $ 1,214
Reduction in interest expense resulting from the
 assumed exercise of stock options and warrants to
 purchase common stock and the assumed reduction
 of outstanding notes payable, net of income taxes......             46                     140
                                                                -------                 -------
Net income, as adjusted.................................            370                   1,354
                                                                =======                 =======
Per Share amount........................................        $  0.03                 $  0.11
                                                                =======                 =======
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